Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 70 to Registration Statement No. 33-72424 on Form N-1A of our report dated February 28, 2011, relating to the financial statements and financial highlights of RiverFront Long-Term Growth Fund, one of the portfolios of Financial Investors Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 28, 2011